UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 24, 2019

MID-CON ENERGY PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35374	45-2842469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2431 E. 61st Street, Suite 850
Tulsa, Oklahoma

(Address of principal executive offices)

74136

(Zip code)

(918) 743-7575

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Units Representing Limited Partner Interests	MCEP	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Severance Plan

On July 24, 2019, the Board of Directors (the “Board”) of Mid-Con Energy GP, LLC (the “Company”), the general partner of Mid-Con Energy Partners, LP (the “Partnership”), adopted the Mid-Con Energy Partners, LP Change in Control Severance Plan (the “Plan”), effective as of August 1, 2019.

The Plan provides severance benefits to certain key management employees of the Company, the Partnership  and the Company’s affiliates who are selected by the Plan Administrator (as defined in the Plan) and have entered into a Participation and Restrictive Covenant Agreement (as defined in the Plan and which contains certain restrictive covenants being agreed to as a condition of participation) (each, a “Participant”), and whose employment is terminated (i) by the Company without Cause (as defined in the Plan) or by the Participant due to Good Reason (as defined in the Plan), in each case, within 24 months following the consummation of a Change in Control (as defined in the Plan) or (ii) by the Company without Cause in anticipation of a Change in Control transaction that the Board is considering and that is ultimately consummated within six months of the Participant’s termination of employment (a “Qualifying Termination”).  On July 24, 2019, Charles R. Olmstead, the Company’s Executive Chairman (the “Executive Chairman”) Jeffrey R. Olmstead, the Company’s President and Chief Executive Officer (the “CEO”), Philip R. Houchin, the Company’s Chief Financial Officer (the “CFO”), Charles L. McLawhorn III, the Company’s Vice President, General Counsel and Corporate Secretary (the “General Counsel”) and Sherry L. Morgan, the Company’s Chief Accounting Officer (along with the Executive Chairman, CEO, CFO and General Counsel, the “executive officers”), were each designated as Participants under the Plan.

If a Participant’s employment terminates in a Qualifying Termination, he or she will receive the following severance benefits:

(i)

an amount equal to the “Severance Multiple” multiplied by the sum of (x) such Participant’s monthly base salary in effect immediately prior to a Qualifying Termination (or prior to any reduction for purposes of Good Reason) and (y) 1/12 of such Participant’s target annual cash bonus for the calendar year in which the Qualifying Termination occurs, with such amount to be paid in a single lump sum within 60 days of the Qualifying Termination.  The Severance Multiple is 36 for the executive officers;

(ii)

any accrued, but unpaid as of the date of the Qualifying Termination, annual cash bonus for any completed fiscal year preceding a Qualifying Termination, to be paid within 60 days of the Qualifying Termination or, if later, the Change in Control;

(iii)	accrued benefits under any Retirement Plan (as defined in the Plan) or Welfare Plan (as defined in the Plan); and
(iv)

if the Participant timely elects COBRA continuation coverage, reimbursement equal to the difference between the cost of such COBRA continuation coverage and the amount active employees pay for health coverage through the earlier of the end of the “Severance Period” and the Participant becoming eligible for health insurance coverage under another employer’s plan.  The Severance Period is 36 months for the executive officers.

In the event a Participant holds any equity awards granted under the Mid-Con Energy Partners, LP Long-Term Incentive Program (the “Long-Term Incentive Program”), the treatment of such equity awards in the event of a Qualifying Termination shall continue to be governed by the terms of the Long-Term Incentive Program and the applicable award agreements.

If any payments and benefits to be paid or provided to a Participant, whether pursuant to the terms of the Plan or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code, the payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the eligible employee.

Upon at least 12 months’ prior written notice to all Participants, the Plan may be terminated or amended by the Board or the Compensation Committee of the Board, provided that (i) any termination or amendment of the Plan may not materially impair the rights of a Participant whose Qualifying Termination occurs prior to such termination or amendment and (ii) no termination or amendment of the Plan, without an impacted Participant’s consent, may occur (x) after steps have been taken, and continue to be taken, that could lead to a Change in Control or (y) within 12 months after a Change in Control.

The foregoing summary is qualified in its entirety by reference to the Mid-Con Energy Partners, LP Change in Control Severance Plan attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)Exhibits

No.	Description

10.1	Mid-Con Energy Partners, LP Change in Control Severance Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MID-CON ENERGY PARTNERS, LP
		By:	Mid-Con Energy GP, LLC
its general partner

Dated:	July 26, 2019	By:	/s/Charles L. McLawhorn, III
Charles L. McLawhorn, III
Vice President, General Counsel and Secretary